Exhibit 10.1 -- Material Contract

                           RIGHT TO SELL AGREEMENT
                                BY AND BETWEEN
                      A-1 JEWELRY AND FOXY JEWELRY, INC.

       For and in consideration of Foxy Jewelry, Inc. ("FJ") services to be rendered in Photographing and displaying for sale and in undertaking to sell or find a purchaser for the jewelry and gemstones thoroughly described and priced and which shall hereafter be attached and made part of this agreement as exhibits. The parties understand and agree that this is a marketing agreement to sell jewelry and gemstones that will be temporarily consigned to FJ for photographing and cataloging for the Foxy Jewelry Website and/or other media, then returned to A-1 for safe keeping until such time as the piece is sold.

       A-1 shall prepare an exhibit for each batch of goods showing cost price basis for A-1, thorough description and weight of each piece, and suggested retail price.

       A-1 hereby gives FJ the right to market these pieces through personal contact, internet contacts, internet website, advertising through any media or any other way FJ may find to market jewelry &/or Gemstones. Upon the sale of a piece that has been accomplished through the efforts of FJ, FJ shall pay to A-1 or A-1 shall pay to FJ the sale price of any piece minus the cost established by A-1 for each piece divided by two. For example, if a piece sells for $100 and A-1 has established a cost of $20 the profit of $80 would be divided equally and the recipient of the funds would disperse those funds to the other party of $40. Payment shall be handled as follows:

       All monies received by Friday on items sold shall be paid to the other party on or before the following Friday. Monies received shall be defined as MC/VISA credited into the account, cash received, checks that have cleared the bank (for policy purposes checks will add one week to the payment process) and/or any other form of payment whereby the funds have hit and cleared the bank.

       Inventory for sale, A-1 shall immediately inform FJ. If A-1 fails to do so and FJ has a sale for the piece A-1 shall either 1) replace the piece with one of a better quality to the FJ customer and pay FJ the profit that should have been derived from the lesser quality piece, 2) &/or bear the costs of any legal actions associated with FJ selling a piece that A-1 had made available to FJ

       FJ shall be responsible for all stones while out of control of A-1 during the cataloging process.

       This agreement shall continue until midnight of September 30, 2001

Date:  September 2, 2000

                                              /s/ Romie Hernandez
                                              --------------------------
                                              A-1 Owner

Date:  September 2, 2000

                                             /s/ Mike Fox
                                             ----------------------------
                                             President Foxy Jewelry, Inc.
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